Exhibit 10.2

Agreement Regarding Confidential Information and Proprietary Developments

With Protective Covenants Relating to Post-Employment Activity

For Incumbent Employee Working in California

Name (Type or Print):

1.             Consideration and Relationship to Employment.  As a condition of my continued employment with Hewlett-Packard Company or one of its affiliates or subsidiaries (collectively, “HP”), and in consideration my eligibility for a grant of Performance-based Restricted Units under the Hewlett-Packard Company 2004 Stock Incentive Plan, I knowingly agree to restrictions provided for below that will apply during and after my employment by HP.  I understand, however, that nothing relating to this Agreement will be interpreted as a contract or commitment whereby HP is deemed to promise continuing employment for a specified duration.

2.             Confidential Information.  This Agreement concerns trade secrets, confidential business and technical information, and know-how not generally known to the public (hereinafter “Confidential Information”) which is acquired or produced by me in connection with my employment by HP.  Confidential Information may include, without limitation, information on HP organizations, staffing, finance, structure, information of employee performance, compensation of others, research and development, manufacturing and marketing, files, keys, certificates, passwords and other computer information, as well as information that HP receives from others under an obligation of confidentiality.  I agree:

a.             to use such information only in the performance of HP duties;

b.             to hold such information in confidence and trust; and

c.             to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with HP.

I further agree that any organizational information or staffing information learned by me in connection with my employment by HP is the Confidential Information of HP, and I agree that I will not share such information with any recruiters or any other employers, either during or subsequent to my employment with HP; further, I agree that I will not use or permit use of such as a means to recruit or solicit other HP employees away from HP (either for myself or for others).

3.             Proprietary Developments.  This Agreement also concerns inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, data, processes, computer programs and software (hereinafter called “Proprietary Developments”) that are conceived or made by me alone or with others while I am employed by HP and that relate to the research and development or the business of HP, or that result from work performed by me for HP, or that are developed, in whole or in part, using HP’s equipment, supplies, facilities or trade secrets information.  Such Proprietary Developments are the sole property of HP, and I hereby assign and transfer all rights in such Proprietary Developments to HP.  I also agree that any works of authorship created by me shall be deemed to be “works made for hire.”  I further agree for all Proprietary Developments:

a.             to disclose them promptly to HP;

b.             to sign any assignment document to formally perfect and confirm my assignment of title to HP;

c.             to assign any right of recovery for past damages to HP; and

d.             to execute any other documents deemed necessary by HP to obtain, record and perfect patent, copyright, mask works and/or trade secret protection in all countries, in HP’s name and at HP’s expense.

I understand that HP may delegate these rights.  I agree that, if requested, my disclosure, assignment, execution and cooperation duties will be provided to the entity designated by HP.

In compliance with prevailing provisions of relevant state statutes,* this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer  or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

4.             Respect for Rights of Former Employers.  I agree to honor any valid disclosure or use restrictions on information or intellectual property known to me and received from any former employers or any other parties prior to my employment by HP.  I agree that without prior written consent of such former employers or other parties, I will not knowingly use any such information in connection with my HP work or work product, and I will not bring onto the premises of HP any such information in whatever tangible or readable form.

5.             Work Product.  The product of all work performed by me during and within the scope of my HP employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of HP.  I understand that HP has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

6.             HP Property.  I will not remove any HP property from HP premises without HP’s permission.  Upon termination of my employment with HP, I will return all HP property to HP unless HP’s written permission to keep it is obtained.

7.             Protective Covenants.  I acknowledge that a simple agreement not to disclose or use HP’s Confidential Information or Proprietary Developments after my employment by HP ends would be inadequate, standing alone, to protect HP’s legitimate business interests because some activities by a former employee who had held a position like mine would, by their nature, compromise such Confidential Information and Proprietary Developments as well as the goodwill and customer relationships that HP will pay me to develop for the company during my employment by HP.  I recognize that activities that violate HP’s rights in this regard, whether or not intentional, are often undetectable by HP until it is too late to obtain any effective remedy, and that such activities will cause irreparable injury to HP.  To prevent this kind of irreparable harm, I agree that for a period of twelve months following the termination of my employment with HP, I will abide by the following Protective Covenants:

(a)           No Conflicting Business Activities.  I will not provide services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities (but while I remain a resident of California and subject to the laws of California, the restriction in this clause (paragraph 7, subpart (a)) will apply only to Conflicting Business Activities that result in unauthorized use or disclosure of HP’s Confidential Information);

(b)           No Solicitation of Customers.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with any customer of HP in pursuit of a Competing Line of Business if I either had business-related contact with that customer or received Confidential Information about that customer in the last two years of my employment at HP (but while I remain a resident of California and subject to the laws of California, the restriction in this clause (paragraph 7, subpart (b)) will apply only to solicitations or communications made with the unauthorized assistance of HP’s Confidential Information);

(c)           No Solicitation of HP Employees.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Employee for the purpose of persuading or helping the HP Employee to end or reduce his or her employment relationship with HP if I either worked with that HP Employee or received Confidential Information about that HP Employee in the last two years of my employment with HP; and

(d)           No Solicitation of HP Suppliers.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Supplier for the purpose of persuading or helping the HP Supplier to end or modify to HP’s detriment an existing business relationship with HP if I either worked with that HP Supplier or received Confidential Information about that HP Supplier in the last two years of my employment with HP.

As used here, “Competitor” means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business. “Competing Line of Business” means a business that involves a product or service offered by anyone other than HP that would replace or compete with any product or service offered or to be offered by HP with which I had material involvement while employed by HP (unless HP and its subsidiaries are no longer engaged in or planning to engage in that line of business). “Conflicting Business Activities” means job duties or other business-related activities in the United States or in any other country where the HP business units in which I work do business, or management or supervision of such job duties or business-related activities,  if such job duties or business-related activities are the same as or similar to the job duties or business-related activities in which I participate or as to which I receive Confidential Information in the last two years of my employment with HP.  “HP Employee” means an individual employed by or retained as a consultant to HP or its subsidiaries. “HP Supplier” means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to HP or its subsidiaries, including without limitation any OEM, ODM or subcontractor.

8.             Enforcement.  I make these agreements to avoid any future dispute between myself and HP regarding specific restrictions on my post-employment conduct that will be reasonable, necessary and enforceable to protect HP’s Confidential Information and Proprietary Developments and other legitimate business interests.  The Protective Covenants are ancillary to the other terms of this Agreement and my employment relationship with HP.  This Agreement benefits both me and HP because, among other things, it provides finality and predictability for both me and the company regarding enforceable boundaries on my future conduct.  Accordingly, I agree that this Agreement and the restrictions in it should be enforced under common law rules favoring the enforcement of such agreements.  For these reasons, I agree that I will not pursue any legal action to set aside or avoid application of the Protective Covenants.

9.             Notice of Post-Employment Activities.  If I accept a position with a Competitor at any time within twelve months following termination of my employment with HP, I will promptly give written notice to the senior Human Resources manager for the HP business sector in which I worked, with a copy to HP’s General Counsel, and will provide HP with the information it needs about my new position to determine whether such position would likely lead to a violation of this Agreement (except that I need not provide any information that would include the Competitor’s trade secrets).

10.           Relief; Extension. I understand that if I violate this Agreement (particularly the Protective Covenants), HP will be entitled to injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction and any other legal and equitable relief allowed by law.  Injunctive relief will not exclude other remedies that might apply.  If I am found to have violated any restrictions in the Protective Covenants, then the time period for such restrictions will be extended by one day for each day that I am found to have violated them, up to a maximum extension equal to the time period originally prescribed for the restrictions.

11.           Severability; Authority for Revision.  The provisions of this Agreement will be separately construed.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein.  If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HP’s goodwill, Confidential Information, Proprietary Developments and other business interests with effective protection.  The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability. This agreement will inure to the benefit of the parties’ heirs, successors and assigns.

12.           Governing Law.  This Agreement will be governed by the laws of the state in which I reside at the time of its enforcement.

Signature:

Date:

*Including:  California Labor Code Section 2870;  Delaware Code Title 19 Section 805;  Illinois 765ILCS1060/1-3, “Employees Patent Act”;  Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78;  North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1;  Utah Code Sections 34-39-l through 34-39-3, “Employment Inventions Act”; Washington Rev. Code, Title 49 RCW:  Labor Regulations, Chapter 49.44.140.

ARCIPD IE-CA 011108